EXHIBIT 5

                     [Letterhead of Ritchie & Eubanks PLLC]

                                             May 6, 1998

BankFirst Corporation
625 Market Street
Knoxville, TN 37902

           RE:  Registration Statement on Form S-4
                723,791 Shares of Common Stock

Gentlemen:

      We are counsel to BankFirst Corporation, a Tennessee corporation (the "Company"), and have acted as such in the negotiation and preparation of the Agreement and Plan of Merger between Smoky Mountain Bancorp, Inc. (The previous corporate name of the Company) and First Franklin Bancshares, Inc., dated March 19, 1998 (the "Merger Agreement"). The Merger Agreement calls for the registration and issuance of 723,791 shares of Common Stock of the Company (the "Common Stock").

      In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

      Based upon the foregoing, it is our opinion that the Company's shares of Common Stock, when and if issued and sold in accordance with the terms of the Merger Agreement, a copy of which is annexed to the Registration Statement on Form S-4 and filed with the Securitites and Exchange Commission, pursuant to the Securitites Act of 1933, as amended (the "Registration Statement"), will be legally and validly issued, fully-paid and nonassessable.

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      The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to our name in the Registration Statement under the caption of the prospectus entitled "Validity of Common Stock".

Sincerely,

/s/ Wilson S. Ritchie
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Wilson S. Ritchie